                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant / /
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                      LONE STAR STEAKHOUSE & SALOON, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ / No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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    5) Total fee paid:


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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                      LONE STAR STEAKHOUSE & SALOON, INC.
                               224 East Douglas
                                   Suite 700
                             Wichita, Kansas 67202
                            ---------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           to be held on May 23, 1997
                             ---------------------

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders (the "Meeting") of LONE STAR STEAKHOUSE & SALOON, INC., a Delaware corporation (the "Company"), will be held at the Sullivan's Steakhouse restaurant located at 300 Colorado Street, Austin, Texas 78701, 10:00 a.m. local time, for the following purposes:

     1. To elect two (2) members of the Board of Directors to serve until the 2000 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

     2. To ratify the appointment of Ernst & Young, LLP as the Company's independent auditors for the fiscal year ending December 30, 1997; and

     3. To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 29, 1997 as the record date for the Meeting. Only stockholders of record on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at, the Meeting.

                                        By Order of the Board of Directors

                                        GERALD T. AARON
                                          Secretary

Dated: May 2, 1997.

        WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE
         THE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY
           IN ENVELOPE THAT IS PROVIDED, WHICH REQUIRES NO POSTAGE IF
                          MAILED IN THE UNITED STATES.

                      LONE STAR STEAKHOUSE & SALOON, INC.
                               224 East Douglas
                                   Suite 700
                             Wichita, Kansas 67202
                            ---------------------
                                PROXY STATEMENT
                                      FOR
                      1997 ANNUAL MEETING OF STOCKHOLDERS
                                 May 23, 1997
                            ---------------------
                                 INTRODUCTION

     This Proxy Statement is being furnished to stockholders by the Board of Directors of Lone Star Steakhouse & Saloon, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of the accompanying Proxy for use at the 1997 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the Sullivan's Steakhouse restaurant located at 300 Colorado Street, Austin, Texas 78701, on May 23, 1997 at 10:00 a.m., local time, or at any adjournments thereof.

     The principal executive offices of the Company are located at 224 East Douglas, Suite 700, Wichita, Kansas 67202. The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to stockholders is May 2, 1997.

                       RECORD DATE AND VOTING SECURITIES

     Only stockholders of record at the close of business on April 29, 1997, the record date (the "Record Date") for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournments thereof. As of the close of business on the Record Date, there were outstanding 40,997,119 shares of the Company's common stock, $.01 par value (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote. There was no other class of voting securities of the Company outstanding on the Record Date. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.

                               VOTING OF PROXIES

     Shares of Common Stock represented by Proxies, which are properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) for the election as Directors of the persons who have been nominated by the Board of Directors, (ii) for the ratification of the appointment of Ernst & Young, LLP as the Company's independent auditors for the fiscal year ending December 30, 1997 and (iii) for any other matter that may properly be brought before the Meeting in accordance with the judgment of the person or persons voting the Proxy. The execution of a Proxy will in no way affect a stockholder's right to attend the Meeting and vote in person. Any Proxy executed and returned by a stockholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Meeting, or by execution of a subsequent proxy which is presented to the Meeting, or if the stockholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. For purposes of determining the presence of a quorum for transacting business at the Annual Meeting, abstentions and broker "non-voters" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present but which have not been voted.

     The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxy solicitation may be made by telephone, telegraph and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding Common Stock in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

                              SECURITY OWNERSHIP

     The following table sets forth information concerning ownership of the Company's Common Stock, as of April 29, 1997, by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director, each executive officer as defined in Item 402(a)(3) of Regulation S-K ("Item 402(a)(3)") and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the address for five percent stockholders, directors and executive officers of the Company is 224 East Douglas, Suite 700, Wichita, Kansas 67202.

                                Name and Address                                           Shares            Percentage
                              of Beneficial Owner                                    Beneficially Owned      of Class
                             ---------------------                                 ---------------------    ------------
Jamie B. Coulter   ...............................................................           3,539,556(1)        8.4
John D. White   ..................................................................             439,692(2)        1.1
Dennis L. Thompson    ............................................................           2,285,123(3)        5.5
Clark R. Mandigo   ...............................................................              44,000(4)           *
Fred B. Chaney  ..................................................................              19,333(5)           *
Michael J. Archer  ...............................................................              82,000(6)           *
H. Gilliland Nickel   ............................................................                 -0-              *
Firstar Investment Research & Management Company
Firstar Corporation   ............................................................           2,222,261(7)        5.4
First Pacific Advisors, Inc.   ...................................................           2,154,000(8)        5.2
Fred Alger Management, Inc.
Fred Alger, III    ...............................................................           3,759,618(9)        9.2
FMR Corp.    .....................................................................           2,714,500(10)       6.6
All directors and executive officers as a group (11) persons (1) (2) (3) (4) (5)
 (6) (11) ........................................................................           6,824,217(11)      15.8

------------
* Less than 1%

 (1) Excludes shares held of record by the wife and adult children of Mr. Coulter. Mr. Coulter disclaims beneficial ownership of these shares. Includes presently exercisable options to purchase 1,100,000 shares of Common Stock.

 (2) Includes presently exercisable options to purchase 291,667 shares of Common Stock.

 (3) Includes 1,896,876 shares held by a limited partnership for the benefit of Mr. Thompson, his wife and children. Includes presently exercisable options to purchase 275,000 shares of Common Stock.

 (4) Includes presently exercisable options to purchase 24,000 shares of Common Stock.

 (5) Includes presently exercisable options to purchase 15,333 shares of Common Stock.

 (6) Includes presently exercisable options to purchase 82,000 shares of Common Stock.

 (7) Based on a joint Schedule 13G filed in February, 1997, Firstar Corporation and Firstar Investment Research & Management Company and related entities collectively beneficially hold 2,222,261 shares of the Company's Common Stock. The address of Firstar Corporation and Firstar Investment Research & Management Company is 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202.

 (8) Based on a Schedule 13G filed in February, 1997, First Pacific Advisors, Inc. beneficially holds 2,154,000 shares of the Company's Common Stock. The address of First Pacific Advisors, Inc., is 11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064.

 (9) Based on a joint Schedule 13G filed in February, 1997, Fred Alger, Management, Inc. and Fred M. Alger, III collectively beneficially hold 3,759,618 shares of the Company's Common Stock. The address of Fred Alger Management, Inc. and Fred M. Alger, III is 75 Maiden Lane, New York, New York 10038.

(10) Based on a joint Schedule 13G filed in February, 1997, FMR Corp. and related entities collectively beneficially hold 2,714,500 shares of the Company's Common Stock. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(11) Includes 414,513 shares of Common Stock, including presently exercisable options to purchase 393,173 shares held by Gerald T. Aaron, Mark S. Eason, Frank E. Furstenberg, Jr. and Robert M. Kendall, executive officers, who are not named in the Security Ownership table pursuant to Item 402(a)(3).

                      PROPOSAL I - ELECTION OF DIRECTORS

     Article Fifth, Paragraph A of the Certificate of Incorporation of the Company, and Article Two, Section 2.2 of its By-Laws provide for the organization of the Board of Directors into three classes. The number of Directors is established by the By-Laws pursuant to Board authorization. Currently the By-Laws provide for seven (7) Directors. All nominees for Director are currently directors of the Company. Michael J. Archer and H. Gilliland Nickel were appointed to the Board of Directors in September, 1996 and April, 1997 respectively. All Directors are chosen for a full three-year term to succeed those whose terms expire. It is therefore proposed that two (2) Directors be elected to serve until the Annual Meeting of Stockholders to be held in 2000 and until their successors are elected and shall have qualified.

     Unless otherwise specified, all Proxies received will be voted in favor of the election of John D. White and H. Gilliland Nickel, the two (2) nominees. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting. Abstentions from voting and broker nonvotes on the election of directors will have no effect since they will not represent votes cast at the Annual Meeting for the purpose of electing directors. The terms of the nominees expire at the Meeting and when their successors are duly elected and shall have qualified. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any of the nominees not remain a candidate for election at the date of the Meeting, the Proxies will be voted in favor of those nominees who remain candidates and may be voted for substitute nominees selected by the Board of Directors.

     The following table sets forth the ages and terms of office of the Directors of the Company:

                                                    Term of Office
           Name                           Age      as Director Expires
          ------                        ------   ---------------------
Jamie B. Coulter   ...................    56             1998
John D. White   ......................    49             1997
Dennis L. Thompson    ................    53             1998
H. Gilliland Nickel   ................    57             1997
Mike Archer  .........................    36             1999
Fred B. Chaney  ......................    60             1999
Clark R. Mandigo   ...................    53             1999


     Jamie B. Coulter has served as Chairman and Chief Executive Officer of the Company since January 1992 and President of the Company from January, 1992 to June, 1995 (and has been a director and executive officer of various subsidiaries of the Company since 1991). Between 1965 and 1980, Mr. Coulter and his partners developed and operated Pizza Hut and Kentucky Fried Chicken restaurants as one of the largest franchisees of both systems. From 1980 to the present, Mr. Coulter has been and continues to be the sole stockholder, Chairman, Chief Executive Officer and President of various Pizza Hut entities operating more than 100 Pizza Hut restaurants in 11 states. Since 1980, Mr. Coulter has been the sole stockholder and President of Coulter Enterprises, Inc., ("Coulter Enterprises"), a management company that provides accounting and administrative services for Mr. Coulter's Pizza Hut franchises, other affiliated and non-affiliated businesses and the Company. Mr. Coulter has served as Chairman of the Board of Total Entertainment Restaurant Corp. since February 7, 1997. Total Entertainment Restaurant Corp. filed a Form S-1 with the Securities and Exchange Commission on March 14, 1997. Total Entertainment Restaurant Corp. currently owns and operates twelve entertainment restaurant locations under the Fox & Hound and Bailey's Sports Grille brand names. Mr. Coulter has made no future specific time commitment to Total Entertainment Restaurant Corp.

     John D. White has been the Chief Financial Officer and a Director of the Company since January 1992, a director and executive officer of various subsidiaries of the Company since 1991 and Executive Vice President since June, 1995. Prior to joining the Company, Mr. White was employed for eleven years as Senior Vice President of Finance for Coulter Enterprises. From 1970 to 1980, Mr. White was a certified public accountant with Arthur Young & Company.

     Dennis L. Thompson has been Senior Vice President - Real Estate and a Director of the Company since January 1992 and has been an executive officer and a director of various subsidiaries of the Company since 1989. From 1985 to August, 1995 he had been an executive officer, director and stockholder of Creative Culinary Concepts Inc., a company which along with other corporate entities owned and operated eleven Lone Star Steakhouse & Saloon restaurants. In August, 1995, the Company acquired the restaurants owned by Creative Culinary Concepts, Inc., and other affiliated entities. Mr. Thompson has served on the Board of Directors of Total Entertainment Restaurant Corp. since February 7, 1997. Mr. Thompson has made no future specific time commitment to Total Entertainment Restaurant Corp.

     Michael J. Archer has been Chief Operating Officer - Del Frisco's/Sullivan's since August, 1996 and a Director of the Company since September, 1996. From April, 1995 until August, 1996 Mr. Archer had been Senior Vice President - Operations of the Company. Prior to joining the Company, Mr. Archer was employed in various capacities, including President, of Morton's of Chicago, Inc., a subsidiary of Quantum Restaurant Group, Inc. for thirteen years.

     Fred B. Chaney, Ph.D, has been a director of the Company since May, 1995. Dr. Chaney is currently President and Chief Executive Officer of Vedax Sciences Corporation, parent company to The Executive Committee (TEC). Dr. Chaney is a board member of Hobie Sports.

     Clark R. Mandigo has been a Director of the Company since March 1992. Mr. Mandigo is currently self-employed as a business consultant and has an interest in a Papa John's Pizza franchise. From 1986 to 1991, he was President, Chief Executive Officer and Director of Intelogic Trace, Inc., a corporation engaged in the sale, lease and support of computer and communications systems and equipment. Mr. Mandigo currently serves on the Board of Directors of Physician Corporation of America, a managed health care company and Palmer Wireless, Inc., a cellular telephone system operator, and as a Trustee of Accolade Funds.

     H. Gilliland Nickel is owner and Chairman of the Board of Far Niente Winery in Napa, California, which he purchased in 1979. In 1991 Mr. Nickel established Dolce Winery also in Napa Valley. A physicist by education, Mr. Nickel and his brother own and serve as Co-Chairman of the Board of Greenleaf Nursery Co., Inc. in Oklahoma and Texas, which is the second largest family owned wholesale and ornamental shrub nursery in the world.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

Meetings

     For the fiscal year ended December 31, 1996, there were eight meetings of the Board of Directors. From time to time, the members of the Board of Directors act by unanimous written consent pursuant to the laws of the State of Delaware. The Board of Directors does not have a standing nominating committee.

     The Board of Directors has created an Audit Committee, a Compensation Committee and a Stock Option Committee. The Audit Committee is composed of all of the independent and non-employee directors and is charged with reviewing the Company's annual audit and meeting with the Company's independent auditors to review the Company's internal controls and financial management practices. The Compensation Committee, which is also composed of all of the independent directors, recommends to the Board of Directors compensation for the Company's key employees. The Stock Option Committee also consists of all of the independent and non-employee directors and administers the Company's 1992 Incentive and Non-Qualified Stock Option Plan, as amended, (the "Plan") and awards stock options thereunder. The members of the Audit Committee, Compensation Committee and Stock Option Committee are Messrs. Chaney and Mandigo and as of April 3, 1997 H. Gilliland Nickel. During 1996, there were no meetings of the Audit Committee, one meeting of the Compensation Committee and five meetings of the Stock Option Committee.

Other Executive Officers

     Gerald T. Aaron, 56, has been Senior Vice President - Counsel and Secretary of the Company since January 1994. From November 1991 to January 1994, Mr. Aaron was employed as General Counsel for Coulter Enterprises. From March 1989 to November 1991, Mr. Aaron operated a franchise consultant practice. From 1969 to 1984 Mr. Aaron was Vice President -- Counsel for Pizza Hut, Inc. and from 1984 to 1989, Mr. Aaron was President of International Pizza Hut Franchise Holders Association.

     Robert M. Kendall, 36, has been Senior Vice President - Operations since June, 1995. From September, 1993 until June, 1995 Mr. Kendall served as Vice President - Operations. From March 1992 to September 1993, he assisted in new store development for the Company.

     Frank E. Furstenberg, Jr. 50 has been Vice President - New Store Development since January 1994. From March 1992 to January 1994, he assisted in new store development for the Company. Mr. Furstenberg has been a Pizza Hut franchisee since 1979, although his restaurants are operated under a management contract with Coulter Enterprises, Inc.

     Mark S. Eason, 40, has been Regional Vice President since September, 1996. From January, 1994 to September, 1996 Mr. Eason served as District Manager for the Company. Prior to January, 1994 Mr. Eason served as a General Manager in the Company's restaurant in Wilmington, Delaware for more than two years.

                            EXECUTIVE COMPENSATION

     The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to the chief executive officer ("CEO") and the four most highly compensated executive officers of the Company (collectively with the CEO the "Named Executive Officers") other than the CEO whose salary and bonus exceeded $100,000 with respect to the fiscal year ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                                 Annual Compensation                        Long Term Compensation
                                         -----------------------------------   ------------------------------------------------
                                                                                                 Number of
                                                                                                 Securities
                                                                                Other Annual     Underlying       All Other
    Name and Principal Position           Year      Salary        Bonus($)      Compensation     Options(#)      Compensation
    ---------------------------          -------  -----------   -----------   ---------------   -------------   --------------
Jamie B. Coulter    ..................    1996      $250,000        --              --             1,200,000             --
Chairman of the Board                     1995      $210,000        --              --               200,000             --
 and Chief Executive Officer              1994      $175,000        --              --               500,000             --

John D. White    .....................    1996      $236,000        --              --               600,000             --
Executive Vice President                  1995      $186,000        --              --               100,000             --
Chief Financial Officer and Treasurer     1994      $155,000        --              --               125,000             --

Scott M. Somes (2)  ..................    1996      $230,000        --              --                    --             --
Former -- Chief Operating Officer         1995      $180,000        --              --               100,000             --
                                          1994      $150,000        --              --               100,000             --

Dennis L. Thompson  ..................    1996      $214,000        --              --               133,333             --
Senior Vice President --                  1995      $180,000        --              --               100,000             --
 Real Estate                              1994      $150,000        --              --               100,000             --

Michael J. Archer   ..................    1996      $200,000        --              --               400,000             --
Chief Operating Officer                   1995      $180,000        --              --               246,000             --
 Del Frisco's/Sullivan's                  1994            --        --              --                    --             --

------------
(1) Perquisites and other personal benefits, securities or property received by each executive officer did not exceed the lesser of $50,000 or 10% of such executive officer's annual salary and bonus.

(2) Mr. Somes resigned on December 31, 1996.

(3) Mr. Archer was employed by the Company commencing April, 1996.

Option Grant Table

     The following table sets forth certain information regarding stock option grants made to the CEO and other Named Executive Officers for services performed during the fiscal year ended December 31, 1996.

                       Option Grants in Last Fiscal Year

                                                                                              Potential Realizable Value at
                                                                                              Assumed Rates of Stock Price
                                    Individual Grants                                      Appreciation for Option Term (1)(2)
                             ----------------------------------                            -----------------------------------
                                 Number          % of Total
                             of Securities         Options         Exercise
                               Underlying        Granted to         or Base
                             Options (# of        Employees          Price       Expiration
Name                          shares) (3)      in Fiscal Year      (#/Sh)(4)       Date           5%             10%
---------------------------  ----------------  -----------------  ------------  ------------  -------------  -------------
Jamie B. Coulter  .........        1,200,000          29.54%        $28.375      01/03/07     $21,396,000    $54,252,000
John D. White  ............          600,000          14.77%        $28.375      01/03/07     $10,698,000    $27,126,000
Dennis L. Thompson   ......          133,333           3.28%        $28.375      01/03/07     $ 2,377,327    $ 6,027,985
Michael J. Archer    ......          400,000           9.85%        $28.375      01/03/07     $ 7,132,000    $11,350,000

------------
(1) The options indicated vest ratably over a three-year period commencing January 3, 1998.

(2) The potential realizable portion of the foregoing table illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or differences in vesting periods. Regardless of the theoretical value of an option, its ultimate value will depend on the market value of the Common Stock at a future date, and that value will depend on a variety of factors, including the overall condition of the stock market and the Company's results of operations and financial condition. There can be no assurance that the values reflected in this table will be achieved.

(3) Does not include options to purchase Common Stock which were awarded in January, 1996 for services performed in 1995.

(4) On April 25, 1997, the Stock Option Committee of the Board of Directors, which consists of non-employee independent Directors, repriced certain outstanding options held by employees of the Company, including the options granted in the last fiscal year to the CEO and other Named Executive Officers, so that such repriced options now have an exercise price of $18.25, the closing market price of the Company's Common Stock on April 24, 1997. As a result of the repricing, and assuming a fair market value for the common stock of $18.25 per share the potential realizable value at 5% stock price appreciation would be $13,772,792, $6,886,386, $1,530,306 and
    $4,590,931, respectively for Messrs. Coulter, White, Thompson and Archer and at a 10% stock price appreciation would be $34,902,960, $17,451,480, $3,878,097 and $11,634,320, respectively for Messrs. Coulter, White, Thompson and Archer.

Option Exercise Table

     No options were exercised by the CEO and the other Named Executive Officers during the fiscal year ended December 31, 1996. The following table sets forth certain information concerning unexercised options held as of December 31, 1996 by the CEO and the other Named Executive Officers.

                          FISCAL YEAR-END OPTION VALUES

                                  Number of Securities Underlying                   Value of Unexercised In-the-Money
                             Unexercised Options at December 31, 1996(1)           Options at December 31, 1996($) (2)
                             -------------------------------------------           -------------------------------------
          Name                Exercisable                Unexercisable             Exercisable           Unexercisable
---------------------------   --------------            ----------------           --------------        ---------------
Jamie B. Coulter  .........      733,334                   666,666                  $4,358,330               $3,216,671
John D. White  ............      183,334                   216,666                  $1,089,580               $  804,171
Scott M. Somes    .........      175,001                   199,999                  $1,025,007               $  674,994
Michael J. Archer    ......       57,000                   189,000                          --                       --
Dennis L. Thompson   ......      175,000                   200,000                  $1,025,007               $  674,994

------------
(1) This table does not include information with respect to options granted in January, 1997 which were part of the CEO's and the other Named Executive Officers Compensation for 1996 and which are reported in the Option Grant Table above.

(2) Such amounts are based on the closing price of a share of Common Stock ($26.75) as reported by the Nasdaq National Market ("NASDAQ") on December 31, 1996.

Directors Compensation

     Directors who are not employees of the Company receive an annual fee of $3,000 and a fee of $500 for each Board of Directors meeting attended and are reimbursed for their expenses. Employees who are Directors are not entitled to any compensation for their service as a Director. Non-employee Directors are also entitled to receive grants of options under the Company's 1992 Directors Stock Option Plan (the "Directors Plan"). Currently, options to purchase 39,333 shares of Common Stock are outstanding under the Directors Plan at exercise prices ranging from $22.00 per share to $40.00 per share. In 1996, the Company's outside Directors were automatically granted options to purchase 6,000 shares of Common under the Directors Plan at exercise prices of $36.00 per share and $40.00 per share.

Employment Agreements

     The Company has entered into separate employment agreements, with each of Messrs. White and Archer, dated as of February 1, 1995 and April 20, 1995 respectively, providing for the employment of such individuals as Executive Vice President and Chief Financial Officer and Chief Operating Officer - Del Frisco's/Sullivan's respectively. Each employment agreement provides that the officer shall devote substantially all of his professional time to the business of the Company. The agreements provided for 1996 annual base salaries of $236,000 and $200,000, respectively, for Messrs. White and Archer, subject to increases as determined by the Board of Directors. Each agreement terminates in February 1998, but the Company has the option to extend the term for an additional one year period. Each agreement contains non-competition and non-solicitation provisions which apply for eighteen months after cessation of employment. Messrs. Coulter and Thompson have also entered into non-competition, confidentiality and non-solicitation agreements with the Company.

Joint Report by the Compensation Committee and the Stock Option Committee on Executive Compensation

General

     The Compensation Committee determines the cash and other incentive compensation (with the exception of stock options which are granted by the Stock Option Committee), if any, to be paid to the Company's executive officers and key employees. Messrs. Chaney, Mandigo, and as of April 3, 1997, H. Gilliland Nickel, non-employee directors of the Company, serve as members of the Compensation Committee and the Stock Option Committee and are "disinterested directors" (within the meaning of Rule 16b-3 under the Act). Mr. Mandigo serves as Chairman of the Compensation Committee and of the Stock Option Committee. During fiscal 1996, there was one meeting of the Compensation Committee and five meetings of the Stock Option Committee. Mr. C. Robert Buford, a former director, was a member of the Compensation Committee and also served as Chairman of the Stock Option Committee until his resignation on January 2, 1997.

Compensation Philosophy

     The Compensation Committee's executive compensation philosophy is to base management's pay, in part, on the achievement of the Company's annual and long-term performance goals, to provide competitive levels of compensation, to recognize individual initiative, achievement and length of service to the Company, and to assist the Company in attracting and retaining qualified management. The Compensation Committee establishes executive's base salaries at relatively low levels. It is the philosophy of the Compensation Committee in tandem with the Stock Option Committee to provide officers with the opportunity to realize potentially significant financial gains through the grants of stock options. The Compensation Committee also believes that the potential for equity ownership by management is beneficial in aligning management's and stockholders' interest in the enhancement of stockholder value. However, the decision to ultimately grant stock options is based primarily on the criteria set forth under "Stock Option Plan" below.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation." The Company believes that any compensation received by executive officers in connection with the exercise of options granted under the Plan qualifies as "performance-based compensation." Accordingly, the Company has not established a policy with respect to Section 162(m) of the Code because the Company has not and does not currently anticipate paying compensation in excess of $1 million per annum to any employee.

Salaries

     Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, food service and management experience, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the Company's industry, which includes companies which comprise the Company's Peer Group, as defined herein. Such companies are comparable in that they are fast-growth companies in the casual dining segment of the restaurant industry. The Company believes salaries for its officers are below average as compared to the companies reviewed. Annual salary adjustments are determined in descending level of importance by (i) evaluating the financial results achieved by the Company, which includes revenues, earnings, unit growth and profit margins of the Company, (ii) the performance of the executive particularly with respect to the ability to manage growth and profitability of the Company, (iii) the length of the executive's service to the Company and (iv) any increased responsibilities assumed by the executive. The Company continued its outstanding performance with respect to revenues, earnings, and unit growth. There are no restrictions on salary adjustments of the Company. The Company has employment agreements with Messrs. White and Archer which set the base salaries for such individuals. These base salaries are based on and are reviewed annually in accordance with the factors described in this paragraph and the terms of the employment agreements. See "Summary Compensation Table -- Employment Agreements."

Annual Bonuses

     The Company does not currently have a formal bonus plan for its executives and no bonuses were paid to executives for the 1996 fiscal year despite the Company's achievements. The Company may in the future adopt an executive bonus plan. As indicated under "Stock Option Plan" below, the Company has granted options to the Named Executive Officers in part to reward their performance.

Compensation of Chief Executive Officer

     Mr. Coulter's base salary in 1996 was $250,000. Mr. Coulter's base salary is based upon the factors described in the "Salaries" paragraph above. Mr. Coulter's salary, by design, is below average as compared to the salaries of executive officers of companies reviewed by the Company, particularly given the success achieved by the Company. As noted above, the Company does not presently have a formal bonus plan for executives and no bonus was paid to Mr. Coulter for the 1996 fiscal year. See "Option Grant Table" for options granted to Mr. Coulter in January, 1997.

Stock Option Plan

     It is the philosophy of the Stock Option Committee to tie a significant portion of an executives' total opportunity for financial gain to increases in stockholder value, thereby aligning the long-term interest of the stockholders with the executives and to retain such key employee.

     All salaried employees, including executives and part-time employees, of the Company and its subsidiaries, are eligible for grants of stock options pursuant to the Plan. In addition, because the executives' base salaries are currently set below the average of similar positions in comparable companies within the Company's industry, which includes companies which comprise the Company's Peer Group and because the Company presently maintains neither a qualified retirement program nor a bonus plan for executives, the Plan is intended to provide executives with opportunities to supplement their base compensation.

     The Stock Option Committee awarded stock options to Messrs. Coulter, White, Thompson and Archer, for services performed in 1996. The size of these awards to each such Named Executive Officer was based generally on the factors described in the "Salaries" paragraph above and specifically on each of their performances in assisting the Company in achieving record levels of profitability, including an increase in revenues of 44.3%, increase in earnings of 28.5%, which includes divestiture of the European Joint Venture, and as a percentage of sales was 14% net after tax. The earnings were achieved in an extremely competitive environment with most restaurant chains experiencing negative comparable sales. In addition, the Company opened 45 new Lone Star Steakhouse & Saloon restaurants in 1996, which represents an increase of 28%. The Company also opened one new Del Frisco's Double Eagle Steak House restaurant and two Sullivan's Steakhouse restaurants in 1996, including its first Sullivan's Steakhouse which opened in Austin, Texas in May, 1996. In addition, the Stock Option Committee considered the extensive nature and the significant services rendered by the executive officers, their seasoned managerial skills and the fact that the executives' base salaries are below the average of similar positions in comparable companies. Mr. Coulter received options to purchase more shares than the other Named Executive Officers due to his outstanding leadership of the Company and his coordination and supervision of the Company's management team. Mr. Coulter and the Executive Officers were also able to maintain the Company's superior operating margins and levels of profitability in spite of the Company's rapid growth.

  Compensation Committee: Clark R. Mandigo, Chairman
                          Fred B. Chaney
                          H. Gilliland Nickel

  Option Committee:       Clark R. Mandigo, Chairman
                          Fred B. Chaney
                          H. Gilliland Nickel

Compensation Committee Interlocks

     The Compensation Committee consists of Messrs. Chaney, Mandigo and Nickel. None of such Directors was a party to any transaction with the Company which requires disclosure under Item 402(j) of Regulation S-K.

Common Stock Performance

     The following graph compares the total return on the Company's Common Stock from the commencement of trading of the Company's Common Stock on March 12, 1992 to the total returns of the Standard & Poor's Mid-Cap 400 Index and the Standard & Poor's Restaurant Industry Index (the "Peer Group").

                          COMPARISON OF TOTAL RETURN
                   FROM MARCH 12, 1992 TO DECEMBER 31, 1996
                                     AMONG
                      LONE STAR STEAKHOUSE & SALOON, INC.

           THE STANDARD & POOR'S MID-CAP 400 INDEX AND THE PEER GROUP

                           -------------------------
                           TOTAL SHAREHOLDER RETURNS
                           -------------------------

    1200|-------------------------------------------------------------|
        |                                                             |
    1100|-------------------------------------------------------------|
        |                                                             |
    1000|-------------------------------------------------------------|
        |                                                             |
 D   900|-------------------------------------------------------------|
 o      |                                                             |
 l   800|-------------------------------------------------------------|
 l      |                                                             |
 a   700|-------------------------------------------------------------|
 r      |                                                             |
 s   600|-------------------------------------------------------------|
        |                                                             |
     500|-------------------------------------------------------------|
        |                                                             |
     400|-------------------------------------------------------------|
        |                                                             |
     300|-------------------------------------------------------------|
        |                                                             |
     200|-------------------------------------------------------------|
        |                                                             |
     100|-------------------------------------------------------------|
        |                                                             |
       0|----|----------|---------|-----------|-----------|-----------|
        12-Mar-92     Dec-92  Dec-93      27-Dec-24  28-Dec-96     Dec-96

                                  Years Ending

------------------------------------------------------------------------------
LONE STAR STEAKHOUSE SALOON -0- S&P RESTAURANTS INDEX -0- S&P MIDCAP 400 INDEX
------------------------------------------------------------------------------
                                       Prepared by Standard & Poor's Corporation
                                            Custom Production Division - 4/20/97

                                                  RETURN            RETURN           RETURN          RETURN           RETURN
                                Base Period    12/MAR/92 To       12/MAR/92        12/MAR/92        12/MAR/92        12/MAR/92
     Company/Index Name          12/MAR/92       31/DEC/92       To 28/DEC/93     To 27/DEC/94    To 26/DEC/95      To 31/DEC/96
-----------------------------  --------------  ---------------  ---------------  ---------------  ---------------  --------------
The Company   ...............     $100.00            $557.41       $770.37          $585.19            $1,185.19      $824.95
S&P MIDCAP 400 Index   ......     $100.00            $111.88       $127.48          $122.39              $159.75      $194.63
Peer Group    ...............     $100.00            $115.10       $134.37          $133.34              $196.98      $190.43

     Assumes $100 invested on March 12, 1992 in the Company's Common Stock, the Standard & Poor's Mid-
Cap 400 Index and the Peer Group. The calculations in the table were made on a dividends reinvested basis.

     There can be no assurance that the Company's Common Stock performance will continue with the same or similar trends depicted in the above graph.

      PROPOSAL II -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young, LLP as the Company's independent auditors for the fiscal year ending December 30, 1997. Although the selection of independent auditors does not require ratification, the Board of Directors has directed that the appointment of Ernst & Young, LLP be submitted to stockholders for ratification due to the significance of their appointment to the Company. If stockholders do not ratify the appointment of Ernst & Young, LLP as the Company's independent auditors, the Board of Directors will consider the appointment of other certified public accountants. A representative of Ernst & Young, LLP will be present at the Meeting and will be available to respond to appropriate questions. The approval of the proposal to ratify the appointment of Ernst & Young, LLP requires the affirmative vote of a majority of the votes cast by all shareholders represented and entitled to vote thereon. An abstention, withholding of authority to vote or broker non-vote, therefore, will not have the same legal effect as an "against" vote and will not be counted in determining whether the proposal has received the required stockholder vote.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 30, 1997.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Services Agreement

     The Company has entered into a services agreement with Coulter Enterprises, pursuant to which the Company utilizes certain accounting and administrative services provided by Coulter Enterprises. The services agreement initially expired on December 31, 1992 and is renewable thereafter on a year-to-year basis. For fiscal year 1996, the fixed annual charge was $1,272,000 and the per restaurant per 28-day accounting period fee was $416, plus reimbursement of all direct out-of-pocket costs and expenses. For the fiscal year ended December 31, 1996 the Company incurred fees of $2,215,467 under the services agreement. For fiscal year 1997, the fixed annual charge is $2,010,000 and the per restaurant per 28-day accounting period fee is $440 plus reimbursement of all direct out-of-pocket costs and expenses. All of the disinterested Directors voted to renew the services agreement and approve the new fee arrangements thereunder. The amount of the services fee will be reviewed annually and will be subject to approval by a majority of the disinterested directors of the Company.

Other Affiliated Transactions

     In 1996, the Company paid Coulter Enterprises $501,325 for use of an airplane which airplane is leased by Coulter Enterprises from Prairie Aviation, Inc. Mr. Coutler owns 100% of the stock of Coulter Enterprises and Prairie Aviation, Inc. The Company believes that the charges incurred by the Company for its usage of this aircraft are at least as favorable as the charges that would have been incurred for similar services received from unaffiliated third parties.

     In August, 1996, the Company provided Michael J. Archer with a $100,000 non-interest bearing loan, payable on demand. In April, 1997, the Company agreed to cancel the debt and treat the $100,000 as 1997 employee compensation.

STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in the proxy materials to be distributed in connection with the next Annual Meeting of Stockholders of the Company, stockholder proposals for such meeting must be submitted to the Company no later than December 21, 1997.

ANNUAL REPORT

     All stockholders of record as of April 29, 1997 have been sent, or are concurrently herewith being sent, a copy of the Company's Annual Report for the fiscal year ended December 31, 1996. Such report contains certified consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 1996.

                                          By Order of the Company,




                                          GERALD T. AARON
                                                                  Secretary




Dated: Wichita, Kansas

May 2, 1997

The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (without exhibits) as filed with the Securities and Exchange Commission to stockholders of record on the Record Date who make written request therefor to Gerald T. Aaron, Secretary, Lone Star Steakhouse & Saloon, Inc., 224 E. Douglas, Suite 700, Wichita, Kansas 67202.

-------------------------------------------------------------------------------
                      LONE STAR STEAKHOUSE & SALOON, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 23, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, a stockholder of Lone Star Steakhouse & Saloon, Inc., a Delaware Corporation (the "Company"), does hereby appoint Jamie B. Coulter and John D. White and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 1997 Annual Meeting of Stockholders of the Company to be held at the Sullivan's Steakhouse restaurant located at 300 Colorado Street, Austin, Texas 78701, on Friday, May 23, 1997 at 10:00 a.m. local time, or at any adjournment or adjournments thereof.

  The undersigned hereby instructs said proxies or their substitutes:

  1. ELECTION OF DIRECTORS: The election of the following directors: John D. White and H. Gilliland Nickel, to serve until the 2000 annual meeting of stockholders and until their successors have been duly elected and qualified.

   FOR [ ]     WITHHOLD VOTE [ ]     WITHHOLD AUTHORITY to vote for any
                                         nominee(s), print name(s) below

                                     ------------------------------------------

  2. RATIFICATION OF APPOINTMENT OF AUDITORS: To ratify the appointment of Ernst & Young, LLP as the independent auditors of the Company for the fiscal year ending December 30, 1997.

   [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

  3. DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may come before the Meeting.

          (Continued and to be signed and dated, on the reverse side.)

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                          (Continued from other side)

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT THE NOMINEES AS DIRECTORS, TO RATIFY THE APPOINTMENT OF ERNST & YOUNG, LLP AS THE COMPANY'S INDEPENDENT AUDITORS AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES OR PROXY WITH RESPECT TO ANY OTHER BUSINESS TRANSACTED AT THE ANNUAL MEETING.

                                  The undersigned hereby revokes any proxy or proxies heretofore given and ratifies and confirms that all the proxies appointed hereby, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated April 29, 1997, and a copy of the Company's Annual Report for the fiscal year ended December 31, 1996.

                                  DATED -------------------------------, 1997

                                  -------------------------------------, (L.S.)

                                  -------------------------------------, (L.S.)
                                                Signature(s)

NOTE: Your signature should appear the same as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed in the United States.